                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                DATA RACE, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                DATA RACE, INC.
                        6509 Windcrest Drive, Suite 120
                              Plano, Texas 75024

                   Notice of Annual Meeting of Shareholders
                        To Be Held on November 9, 2000

  An annual meeting of shareholders of DATA RACE, Inc., a Texas corporation (the "Company"), will be held at the Hotel Inter-Continental Dallas, Dallas, Texas 75248, on November 9, 2000, at 9:30 a.m., CST, for the following purposes:

  1.   To elect six directors to serve for the ensuing year.

  2.   To approve the DATA RACE, Inc. 2000 Stock Option Plan.

  3. To amend the Company's Articles of Incorporation to change its name from DATA RACE, Inc. to IP AXESS, Inc.

  4.   To ratify the selection of KMPG LLP, as independent accountants.

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 19, 2000 as the record date for the determination of shareholders entitled to vote at the meeting.

  We hope that you will be able to attend the meeting in person, but whether or not you plan on attending, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can, of course, revoke the proxy at any time before it is actually voted.



                                        By Order of the Board of Directors
                                        James G. Scogin
                                        Secretary

Plano, Texas
September 20, 2000

                                DATA RACE, INC.

                                PROXY STATEMENT
                                    FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 9, 2000

                                  THE MEETING

     This Proxy Statement is furnished to the shareholders of DATA RACE, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Meeting") to be held November 9, 2000. This Proxy Statement and the accompanying proxy are being sent or given to the shareholders of the Company on or about October 4, 2000. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 is also being sent to the shareholders of the Company with this Proxy Statement.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock ("Common Stock") is necessary to constitute a quorum at the Meeting. Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the Items set forth in the Notice of Annual Meeting of Shareholders are set forth in the discussion of each Item herein. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in such holder's name on the record date. Proxies in the form enclosed will be voted at the Meeting, if properly executed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.


     The record date for shareholders entitled to vote at the Meeting is September 19, 2000. At the close of business on September 19, 2000 there were 26,241,648 shares of Common Stock issued and outstanding and entitled to vote at the Meeting. As of September 1, 2000 the directors and executive officers of the Company and their affiliates beneficially owned a total of 1,761,399, shares of Common Stock, or approximately 6.6% of the total number of shares outstanding and entitled to vote at the Meeting. The directors and executive officers and their affiliates have indicated to the Company that they presently intend to vote all of the shares of Common Stock owned by them for each of the Items set forth in the Notice of Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the ownership of Common Stock as of September 1, 2000 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and director nominee; (iii) each named executive officer and (iv) all executive officers, directors and nominees as a group. Unless otherwise noted, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned. Options included in the following table represent options currently exercisable or exercisable within 60 days of September 1, 2000.

                                 Name                                              Number                       Percent of
-----------------------------------------------------------------                 of Shares                        Class
                                                                        -----------------------------       -------------------

Michael A. McDonnell.............................................                          82,499(1)                  *
Jeffrey P. Blanchard.............................................                       1,358,053(2)                  5.2%
Tom Bishop.......................................................                               0                     *
George R. Grumbles...............................................                         128,125(3)                  *
Matthew A. Kenny.................................................                         128,125(4)                  *
Byron Smith......................................................                               0                     *
James G. Scogin..................................................                          46,097(5)                  *
Jeffrey Kissell..................................................                          11,000(6)                  *
Bradley Frohman..................................................                           7,500(7)                  *
Dr. W. B. Barker.................................................                         458,000(8)                  1.7%
Kenneth Witt.....................................................                          67,599(9)                  *
All Directors and Executive Officers as a Group
     (9 persons).................................................                       1,761,399(10)                 6.6%
Cranshire Capital L.P. (11)......................................                       1,566,319(12)                 5.9%
Liviakis Financial Communications, Inc.("LFC")(13)...............                       2,749,420(14)                10.3%
-------------------

*    Indicates less than 1%.
(1)  Includes 82,499 shares subject to options held by Mr. McDonnell.
(2) Includes 49,375 shares subject to options held by Mr. Blanchard and approximately 1,275,000 shares held by First Capital Group of Texas II, L.P., an investment fund managed by Mr. Blanchard.
(3)  Includes 128,125 shares subject to options held by Mr. Grumbles.
     Includes 128,125 shares subject to options held by Mr. Kenny.
(5)  Includes 45,750 shares subject to options held by Mr. Scogin.
(6)  Includes 10,000 shares subject to options held by Mr. Kissell.
(7)  Includes 7,500 shares subject to options held by Mr. Frohman.
(8) Includes 278,699 shares subject to options and 44,444 shares subject to warrants held by Dr. Barker.
(9)  Includes 56,209 shares subject to options held by Mr. Witt.
(10) Includes 451,374 shares subject to options held by such persons.
(11) Information with respect to the beneficial ownership of such shareholder and certain affiliated persons was derived from Schedule 13G filed June 20, 2000 by Cranshire Capital L.P., EURAM CAP STRAT. "A" FUND LIMITED, Downsview Capital, Inc., JMJ Capital, Inc. and Mitchell P. Kopin. The address of such shareholders is 666 Dundee Road, Suite 1901, Northbrook, IL 60062.
(12) Includes 1,353,023 shares of common stock and warrants to purchase 213,296 shares of common stock.
(13) Information with respect to the beneficial ownership of such shareholder and certain affiliated individuals was derived from Amendment No. 2 to
     Schedule 13G filed February 25, 2000 by Liviakis Financial Communications, Inc. ("LFC"), John M. Liviakis and Rene A. Liviakis. The address of such shareholders is 495 Miller Avenue, Mill Valley, California 94941.
(14) Includes 2,668,020 shares owned by LFC (over which Mr. And Mrs. Liviakis share voting and dispositive power by virtue of there position as officers and directors of LFC) and 81,400 shares owned by John Liviakis. The number of shares also includes 500,556 shares subject to warrants held by LFC, the exercise of which warrants are subject to certain conditions.

                                    ITEM 1
                             ELECTION OF DIRECTORS

        At the Meeting pursuant to which this Proxy Statement is being distributed, six directors are to be elected by plurality of the votes cast by the holders of shares entitled to vote. Votes withheld are not counted in the number of votes cast in the election of directors. In tabulating the vote, broker non-votes will have no effect on the vote. Each outstanding share of common stock entitles the holder thereof to one vote with respect to the election of each of the five director positions to be filled at this meeting. The nominees for director are Tom Bishop, Jeffrey P. Blanchard, Michael A. McDonnell, George R. Grumbles, Matthew A. Kenny and Byron Smith. All of the nominees are presently directors of the Company. For information concerning the backgrounds of the current directors, see "Directors and Executive Officers" below.

        The enclosed Proxy, if properly signed and returned, and unless authority to vote is withheld, will be voted FOR the election of these six nominees. The Board of Directors has no reason to believe that any of such nominees will be unable to serve if elected. In the event any of such nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such substitute nominee as may be designated by the Board of Directors. All elected directors are intended to serve for terms of one year and until there successors are elected.

                                  MANAGEMENT

        The following table sets forth certain information concerning the current directors (representing all nominees for director) and executive officers of the Company:


                Name                            Age           Position with Company
                ----                            ---           ---------------------
Michael A. McDonnell.....................       45  President, Chief Executive Officer and Director
James G. Scogin..........................       39  Senior Vice President, Chief Financial Officer,
                                                    Secretary and Treasurer
Jeffrey C. Kissell.......................       45  Senior Vice President of Product and Business
                                                    Development
Bradley Frohman..........................       39  Vice President of Engineering
Jeffrey P. Blanchard.....................       47  Chairman of the Board of Directors
Thomas Bishop............................       46  Director
George R. Grumbles.......................       66  Director
Matthew A. Kenny.........................       67  Director
Byron Smith..............................       45  Director

     Michael A. McDonnell has served as President, Chief Executive Officer and Director since April 2000 and as Chief Operating Officer since joining the Company in November 1999. Prior to joining the Company, Mr. McDonnell served as a vice president and general manager of GTE Communications Corporation ("GTE") for three years. While employed by GTE, Mr. McDonnell was a member of a business unit development team instrumental in creating a billion-dollar division focused on the delivery of integrated communication services available across GTE's strategic business units. From 1993 to 1996 Mr. McDonnell was a national director with NEC America, were he assisted in the creation and launch of NEC's Computer Telephony Integration initiative, along with growing the Video Sales unit, and Data Communications group. He holds a BA degree from San Diego State University.

     James G. Scogin has served as Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer since January 2000. The Company has employed Mr. Scogin since 1997 when he joined the Company as Controller. Prior to joining the Company, Mr. Scogin was Vice President-Controller, Treasurer, Secretary and Chief Accounting Officer of 50-OFF Stores, Inc. in San Antonio, Texas from 1992 to 1997. He holds a BBA from Baylor University and is a CPA.

     Jeffrey C. Kissell joined the Company as Senior Vice President, Product and Business Development in July 2000. Prior to joining the Company, Mr. Kissell served as Vice President of National Marketing for GTE Service Corporation ("GTES"). Mr. Kissell held various senior management positions with GTES during his 22-year career there. Mr. Kissell responsibilities included the development of marketing programs, product design, pricing and distribution for GTES's domestic operations. He holds a BA degree from St. Francis College, a MBA from Indiana University and is a CPA.

     Bradley L. Frohman joined the Company as Vice President of Engineering in July 2000. Prior to joining the Company, Mr. Frohman served as director of advanced wireless infrastructure products for Motorola, Inc. ("Motorola"). Mr. Frohman's responsibilities at Motorola during his 10-year career were exploring and delivering prototypes for cellular VoIP, distributed processing environments and multi-RF technologies on IP networks. He holds a BS degree in computer science and mathematical science from Vanderbilt University and a MS degree in computer science from Johns Hopkins University.

     Jeffrey P. Blanchard has served as a Director of the Company since August 1985 and as Chairman of the Board of Directors since October 1996. Mr. Blanchard has been the Managing Director of First Capital Group of Texas, Ltd., since January 1984. Since September 1995, Mr. Blanchard has been the Managing Director of First Capital Group of Texas II, L.P., an investment firm which provides private equity to middle-market companies throughout the Southwest United States. From January 1989 to December 1994, Mr. Blanchard served as Vice President and Investment Manager of Victoria Capital Corporation, a venture capital investment company.

     Thomas Bishop was appointed to the Board of Directors in January 2000. Mr. Bishop is the Chief Executive Officer of Compu-Care Management Systems, Inc., an Internet-based application service provider. Prior to joining Compu-Care, Mr. Bishop served as Vice President of Development and Chief Technology Officer for Tivoli Systems.

     Matthew A. Kenny was elected to the Board of Directors in February 1995. From 1984 until 1989, Mr. Kenny was President and CEO of RACAL-MILGO. Mr. Kenny joined MILGO in 1968. From 1989 to 1993, Mr. Kenny was Chairman of the Board and CEO of Physical Health Devices, Inc. From 1989 to the present, he has been a managing partner in Venture Solutions, and since 1994 he has been President and CEO of Core Technology Development, Inc., Fort Lauderdale, Florida.

     George R. Grumbles was appointed to the Board of Directors in February 1995. From 1985 until his retirement in 1993, Mr. Grumbles served as a Vice President of Motorola and the President and CEO of Universal Data Systems, which he joined in 1972.

     Byron Smith was appointed to the Board of Directors in January 2000. Mr. Smith is the Executive Vice President, Consumer Broadband Services and Chief Marketing Officer at

Excite@Home. Mr. Smith oversees the @Home Service, media sales, engineering and operations, Excite Studios, @Home Solutions, affiliate marketing with cable partner, Customer Care, and all marketing for Excite@Home. Prior to joining Excite@Home, Mr. Smith was Vice President, Consumer Long Distance for AT&T Corp.

     Dr. W.B. Barker, President and Chief Executive Officer retired from the Company and resigned his Board position in April 2000.

     Kenneth Witt, Vice President - Development, resigned from the Company in July 2000.

Board and Committee Meetings

     During the fiscal year ended June 30, 2000, the Board of Directors held 15 meetings. Each director attended at least 75% of the meetings of the Board of Directors held during the period for which he was a director.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, composed of Messrs. Kenny (Chairman), Mr. Bishop and Mr. Grumbles, is responsible for reviewing the Company's financial statements and overseeing the Company's accounting practices and audit procedures. The Compensation Committee, composed of Messrs. Blanchard (Chairman), Grumbles, and Smith, reviews and makes recommendations to the Board of Directors regarding executive compensation matters and administers the Company's stock option plans and employee stock purchase plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and beneficial owners of more than 10% of any class of securities of the Company to file certain forms regarding such persons' ownership of equity securities of the Company. Based on Company records and other information, the Company believes that its executive officers and directors complied with all these filing requirements with respect to the fiscal year ended June 30, 2000.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the fiscal years ended June 30, 2000, 1999 and 1998, for the Chief Executive Officer and of the two most highly compensated executive officers (hereinafter referred to as the "named executive officers").

                                                Summary Compensation Table

                                            Annual Compensation                    Long-Term
                                   --------------------------------------         Compensation
                                                                                     Awards
                                                                                     ------
                                                                                   Securities
                                               Base Salary                         Underlying                All Other
                                     Year          ($)            Bonus ($)        Options (#)           Compensation ($)
                                   --------        ---            ---------        -----------           ----------------
Michael A. McDonnell.............      2000        $207,019(2)         -              250,000                         -
President and CEO

Dr. W. B. Barker.................      2000         102,000(4)         -              100,000                         -
President and CEO                      1999         180,000            -              380,250(3)                 $3,550(1)
                                       1998         197,500            -                7,000                     1,952(1)

Kenneth Witt.....................      2000         110,552(5)    15,000              150,000                     3,317(1)
Vice President-Development             1999          96,375            -               35,000                     2,343(1)
                                       1998          83,188            -                8,000                     1,664(1)

James G. Scogin..................      2000         103,030            -              145,000                     3,017(1)
Senior Vice President, Chief           1999          80,500            -               15,000                     1,946(1)
 Operating and Financial               1998          50,000(6)         -               11,500                       328(1)
 Officer, Secretary and Treasurer

____________
(1) Represents contributions made by the Company under the Company's 401(k) plan.
(2) Represents compensation from commencement of employment on November 23, 1999.
(3) Effective December 10, 1998 Dr. Barker elected to reprice stock options pursuant to a repricing plan adopted by the Company's Board of Directors. In connection with such repricing 407,000 of Dr. Barker's existing options were canceled and 305,250 were granted.
(4) Dr. W. B. Barker, President and Chief Executive Officer retired from the Company in April 2000.
(5)  Kenneth Witt, Vice President resigned from the Company in July 2000.
(6) Represents compensation from commencement of employment on November 1, 1997.

        Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

Director Compensation

        Outside directors each receive compensation of $1,000 for each Board of Directors meeting attended. Outside directors are eligible to receive options under the Company's stock option plans and are automatically granted options under the Company's 1999 stock option plan. Outside directors are reimbursed for their out-of-pocket expenses involved in connection with their services as directors. Certain outside directors also receive consulting fees for services rendered from time to time to the Company. In fiscal 2000, no such person received in excess of $60,000 for such services, except for First Capital Group of Texas Ltd., of which Mr. Blanchard is the Managing Director, received approximately $71,000 for consulting services.

Employment Agreements

     The Company does not have written employee agreements with the officers of the Company. The officers of the Company work on a "at will basis".

Consultant and Advisor Stock Plan

     In April 1999, the Company established a Consultant and Advisor Stock Plan for the purpose of providing incentives to and compensating consultants and advisors for their contributions to the Company. Under the Consultant and Advisor Stock Plan, the Company may issue up to an aggregate of 500,000 shares of Common Stock to consultants and advisors who are natural persons providing bona fide services to the Company. Shares may not be issued under the Consultant and Advisor Stock Plan to directors or officers of the Company, or for services rendered in promoting or maintaining a market in the Company's securities. The number and type of shares issuable under the Consultant and Advisor Stock Plan are subject to appropriate adjustment for stock splits, stock dividends, mergers, reorganizations and other similar capital changes. The Consultant and Advisor Stock Plan is administered by the Company's Compensation Committee (or the full Board of Directors), which has the exclusive power to construe and prescribe rules under the plan. The Board of Directors may at any time modify, amend or terminate the Consultant and Advisor Stock Plan. As of September 1, 2000, approximately 250,000 shares of common stock had been issued under the Consultant and Advisor Stock Plan.

Employee Stock Purchase Plan

     The Company has an Employee Stock Purchase Plan structured to qualify under
Section 423 of the Internal Revenue Code of 1986. Under the Employee Stock Purchase Plan, all full-time employees of the Company possessing less than 5% of the voting power of the Company may elect to participate in the Purchase Plan through a payroll deduction program. Under the Employee Stock Purchase Plan, options to purchase up to 200,000 shares of Company common stock may be granted to participants. As of September 1, 2000, approximately 103,000 shares of common stock had been issued under the Employee Stock Purchase Plan.

     The Compensation Committee, which administers the Employee Stock Purchase Plan, establishes offering periods for the Employee Stock Purchase Plan, which may last up to 24 months. Prior to each offering period, participants may authorize payroll deductions of up to 20% of their annual compensation. At the beginning of the offering period, participants are granted an option to purchase the number of shares of common stock that may be purchased with the total amount of the participant's payroll deductions taken over the offering period at an exercise price equal to the lesser of 85% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period. Unless the participant has withdrawn from participation, the participant's option will be exercised automatically on the last day of the offering period.

     A participant may withdraw from the Purchase Plan at any time during an offering period. If a participant's employment with the Company terminates for any reason other than death, disability, or retirement, his or her option to purchase common stock under the Purchase Plan will immediately terminate, and the amount of such participant's payroll deductions will be paid to him or her in cash. If a participant's employment with the Company terminates due to death, disability, or retirement, such participant (or his or her legal representative) will have the right to continue participation in the Purchase Plan with respect to the offering period. No option granted under the Purchase Plan may be transferred except by will or the laws of descent and distribution.

Stock Option Plans

     Under the Company's existing stock option plans, as of September 1, 2000, stock options covering an aggregate of 2,733,708 shares of Common Stock were outstanding with a weighted average exercise price of $3.77 per share, and an aggregate of 1,373,145 shares of Common Stock were available for issuance upon exercise of options which may be granted in the future under the option plans.

     Options under the option plans may either be incentive stock options or non-qualified stock options. Options under the option plans may be granted for a term not to exceed ten years (five years with respect to incentive stock options granted to any person having 10% or more voting power of the Company) and are not transferable other than by will or the laws of descent and distribution. The exercise price of the options under the plans must be at least equal to the fair market value of the Common Stock on the date of grant, or 110% of such value for incentive stock options granted to any person having 10% or more of the voting power of the Company. The aggregate fair market value of the Common Stock for which any employee may be granted incentive stock options which first become exercisable in any one calendar year may not exceed $100,000. Options may be exercised by payment of cash or by tender of shares of common stock (valued at their then current market value). In the event of a change of control, all unvested options vest and become exercisable. The Compensation Committee of the Board of Directors administers the Plans, except that the full Board administers the stock option grants to members of the Compensation Committee.

     On September 12, 2000, the Company's Board of Directors adopted the DATA RACE, Inc. 2000 Stock Option Plan, authorizing the grant of incentive stock options and non-qualified stock options to employees, directors and certain other persons. No options have been granted under the 2000 Stock Option Plan. Shareholder approval of the 2000 Stock Option Plan is being sought in connection with this Proxy Statement. See "Item 2 - 2000 Stock Option Plan".

Stock Option Grant Table

     The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended June 30, 2000:

                       Option Grants in Last Fiscal Year

                                                                                                             Potential Realizable
                                        Number of          Percent of                                          Value at Assumed
                                         Shares           Total Options                                     Annual Rates of Stock
                                       Underlying          Granted to       Exercise or                     Price Appreciation for
                                        Options           Employees in      Base Price     Expiration           Option Term(1)
              Name                      Granted            Fiscal Year        ($/Sh)         Date             5%($)        10%($)
             ------                     -------           ------------        ------         ----          ------------------------
Michael A. McDonnell...............    250,000(2)            13.9%           $1.625       11/09/2009        255,488         647,458

Dr. W. B. Barker...................    100,000(3)             5.6%             2.50        9/28/2009        157,200         398,400

Kenneth Witt.......................     50,000(4)             2.8%             2.50        9/28/2009         78,600         199,200

                                       100,000(5)             5.6%             2.84        1/03/2010        178,600         452,600

James G. Scogin....................     10,000(4)              .6%             2.50        9/28/2009         15,720          39,840
                                        35,000(5)             1.9%             2.84        1/03/2010         62,510         158,410
                                       100,000(6)             5.6%            4.875        5/01/2010        306,600         776,900

_________________
(1) As required by rules of the SEC, potential values stated are based on the assumption that the Company's Common Stock will appreciate in value from the date of the grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of approximately 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The exercise price of each option equals the fair market value of the Common Stock on the grant date.
(2) Options vest in four equal installments on May 12, 2000, November 10, 2000, May 12, 2001 and November 10, 2001.
(3)  Options vest based on performance criteria.
(4) Options vest in two equal installments on December 15, 1999 and June 15, 2000.
(5) Options vest in four equal installments on July 5, 2000, January 3, 2001, July 6, 2001 and January 4, 2002.
(6) Options vest 10% on May 1, 2000, 40% on May 1, 2001 and remaining 50% in twelve monthly installments starting June 1, 2001 to May 1, 2002.

Stock Option Exercises and Holdings Table


     The following table shows stock options exercised by the named executive officers during the fiscal year ended June 30, 2000, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of June 30, 2000. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the market price of the Common Stock price as of June 30, 2000.

              Aggregated Option Exercises in Last Fiscal Year and

                          Fiscal Year End Option Value

                                                    Number of Unexercised        Value of Unexercised
                        Shares                        Options at Fiscal        In-the-Money Options at
                     Acquired on       Value             Year-End (#)             Fiscal Year-End ($)
       Name          Exercise (#)   Realized ($)   Exercisable/Unexercisable  Exercisable/Unexercisable(1)
      ------         ------------   ------------   -------------------------  ----------------------------
Michael A.                      -             -              62,499/187,501               312,495/937,505
 McDonnell.........

Dr. W. B. Barker...             -             -                   400,250/0                   1,354,500/0

Kenneth Witt.......             -             -              61,176/100,000               239,778/284,400
                                                             37,000/119,750               120,351/301,085
James G. Scogin....             -             -

________________
(1) Values stated are based on the last sale price of $6.625 per share of the Company's common stock on June 30, 2000 the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended June 30, 2000, Messrs. Blanchard, Grumbles, Smith (from April 2000) and Lee (until March 27, 2000) served on the Company's Compensation Committee.

     In July 1998 and January 1999, the Company completed the first closing and second closing, respectively, of a private placement involving, the sale of its Series E and F convertible preferred stock and related Common Stock Purchase Warrants to First Capital Group of Texas II, L.P., an investment firm managed by Jeffrey P. Blanchard, the Company's Chairman of the Board, at an aggregate price of $750,000 for each closing. The Series E preferred stock is convertible into Common Stock at the option of the holder at a conversion price equal to $1.00. The Series F preferred stock will be convertible into Common Stock at the option of the holder at a conversion price equal to $3.43125. The Company issued at the first closing and issued at the second closing, common stock purchase warrants to purchase an aggregate of 140,625 shares of Common Stock to First Capital at an exercise price of $.80 per share in connection with such private placements.

     In June 2000, First Capital Group of Texas converted its Series E and F convertible preferred stock into Common Stock and exercised its first and second closing common stock purchase warrants.

     During fiscal 2000, First Capital Group of Texas Ltd., of which Mr. Blanchard is the Managing Director, received approximately $71,000 for consulting services.

     The Company believes that the ability of Mr. Blanchard to make fair compensation decisions have not and will not be compromised by the relationships referred to above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1998, the Company entered into a consulting agreement with Liviakis Financial Communications, Inc. ("LFC") pursuant to which LFC agreed to provide the Company with consulting services in matters concerning investor relations and public relations. Pursuant to the consulting agreement, the Company issued 1,406,475 shares of common stock to LFC and 468,825 shares of Common Stock to Robert B. Prag ("Prag"), who was an officer and director of LFC, in consideration for the consulting services.

     In November 1998, the Company extended the consulting agreement with LFC to January 1, 2000 in consideration for 200,000 additional shares of restricted common stock. As part of the consulting agreement extension, LFC and Prag agreed to extend the restriction from disposing of the consulting shares issued under the arrangement until January 1, 2000. The consulting agreement also provides for payment to LFC of fees in the event LFC facilitates certain financing or acquisition transactions.

     In November 1998, LFC purchased an additional 488,889 shares of the Company's common stock and warrants to acquire 488,889 shares of common stock for an aggregate purchase price of $1,100,000.

     On January 1, 2000, the consulting agreement with LFC was terminated.

                          [THIS PAGE WAS LEFT BLANK]

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Messrs. Blanchard, Grumbles, and Smith, in their capacity as the Board's Compensation Committee, determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, and are responsible for the administration and award of stock options under the Company's stock option plans. Mr. Blanchard abstains from voting on stock option grants under the stock option plans.

     Set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 2000 as they affected Michael A. McDonnell and as they affected Kenneth Witt (Mr. Witt resigned from the Company in July 2000), and James G. Scogin, the two executive officers other than Mr. McDonnell who, for fiscal 2000, were the Company's most highly paid executives (collectively with Mr. McDonnell, the "Senior Executives").

Compensation Philosophy

     The Compensation Committee's compensation policies are designed to provide levels of compensation that align base salaries with the Company's annual and long-term performance goals, recognize individual performance and achievements, and assist the Company in attracting and retaining qualified executives. Target levels of the Senior Executives' overall compensation are intended to be comparable to compensation paid to senior executives of other companies in the Company's industry and with which the Company believes it may have to compete for executive talent ("comparable companies"), but amounts paid are contingent upon the Company's annual and long-term operating performance. As a result, in any particular year, the Company's Senior Executives may be paid more or less than the executives of the comparable companies, depending upon the Company's actual performance.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based incentive compensation arrangements are beneficial in aligning the interest of management and shareholders in the enhancement of shareholder value.

     Compensation paid to the Company's Senior Executives in fiscal 2000 consisted primarily of two elements: base salary and stock options. The Compensation Committee's increasing emphasis on tying compensation to performance criteria is reflected in the components of compensation received by the Senior Executives in fiscal year 2000 as reflected in the summary compensation table which precedes this report.

     Base salaries. The base salaries paid to new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and include references to the competitive marketplace for management talent and comparison of base salaries for comparable positions at comparable companies. Mr. McDonnell's periodic salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, and, to a certain extent, subjective measures of Mr. McDonnell's performance.

     Bonuses. Cash bonuses to employees are approved by the Compensation Committee from time to time as they deem appropriate based on individual contributions and Company performance. In determining the actual cash bonuses paid to Senior Executives, the actual financial performance relative to the Annual Operating Plan and the accomplishments of individual performance objectives are considered. No cash bonuses were paid to Senior Executives in fiscal year 2000, except for Mr. Witt upon promotion to Vice President - Development.

     Stock Option Grants. Stock options are granted from time to time in order to promote the interest of the Company and its shareholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company. In fiscal 2000, stock options were granted to retain and increase the commitment of existing employees and to attract additional personnel to the Company.

     Transaction Bonus Plan. In February 1999, the Board of Directors established the Transaction Bonus Plan for the purpose of retaining the Company's senior management and better aligning the interests of management and shareholders in connection with a potential change of control transaction involving the Company. In the event of a change of control, the Transaction Bonus Plan entitles designated members of senior management to share in a cash bonus pool equal to a percentage of the gross transaction price in excess of a threshold amount. The threshold amount represents an average market value of the Company for the 12 month period ended March 31, 1995 (preceding the development of the Company's new technologies) plus capital raised after that date. As of June 30, 2000 the threshold amount was $58.1 million. The percentage of the gross transaction price in excess of the threshold amount ranges from a low of 4% if the gross transaction price per share is $4 or less and increases to a maximum of 8% if the gross transaction price per share is $8 or more. The board of directors administers the Transaction Bonus Plan and, in its discretion, may make modifications and additions to the terms of the plan.

     Chief Executive Officer Compensation. The determination of the compensation paid to the Chief Executive Officer differed from the other Senior Executives in two areas: base salary and method of computation of cash bonus. Mr. McDonnell's base salary was higher than the other Senior Executives of the Company but is considered to be in line with the base salaries of other chief executive officers of comparable companies. The differences in the Chief Executive Officer's compensation compared with that of the other Senior Executives was attributable to the additional responsibilities associated with that position.

     The Compensation Committee welcomes written comment from the Company's shareholders concerning these executive compensation programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, DATA RACE, Inc., 6509 Windcrest, Suite 120, Plano, Texas 75024.

     This Report on Executive Compensation is made by and on behalf of the Company's Compensation Committee.

                              Respectfully submitted,

                              THE COMPENSATION COMMITTEE
                              Jeffrey P. Blanchard, George R. Grumbles, and Byron Smith

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's common stock compared with the cumulative total return of the Nasdaq National Market Index and the Telephone and Telegraph Apparatus Industry Index (SIC Code 3661 Index) for the period of July 1, 1995 through June 30, 2000. The comparison graph assumes $100 invested on June 30, 1995, in the Company's common stock and each index.


             COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
         COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                -----------------------------------FISCAL YEAR ENDING-------------------------------------
COMPANY/INDEX/MARKET              6/30/1995     6/28/1996       6/30/1997       6/30/1998       6/30/1999       6/30/2000

Data Race Inc.                       100.00        62.94           120.00          5.59            31.18          62.35

Telephone, Telegraph Appartus        100.00       140.84           170.27        213.76           262.77         539.48

NASDAQ Market Index                  100.00       125.88           151.64        201.01           281.68         423.84

                                    ITEM 2

                            2000 STOCK OPTION PLAN

General

     Effective September 12, 2000, the Board of Directors unanimously adopted the DATA RACE, Inc. 2000 Stock Option Plan (the "2000 Option Plan") and directed that the 2000 Option Plan be submitted to the shareholders for their approval. The following summary of the 2000 Option Plan is qualified in its entirety by reference to the text of such Plan, which is set forth in Appendix A.

Summary of the 2000 Option Plan

     Under the 2000 Option Plan, options to purchase up to 1,250,000 shares of Common Stock may be granted to employees and directors of, and consultants and advisors to, the Company or any parent or subsidiary corporation or entity. The 2000 Option Plan is intended to permit the Company to retain and attract qualified individuals who will contribute to its overall success. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under the 2000 Option Plan may be reoptioned thereunder. The 2000 Option Plan will be administered by the Compensation Committee (the "Committee"). The Committee will set the specific terms and conditions of options granted under the 2000 Option Plan. In addition to the automatic grants to outside directors, as described below, the Committee is entitled to receive non-qualified stock options in such amounts and on such terms as the full Board of Directors may determine.

     The Company's employees will be eligible to receive either incentive stock options or non-qualified stock options or a combination of both, as the Committee determines. Non-employee participants may be granted only non-qualified stock options. Stock options may be granted for a term not to exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an incentive stock option) and are not transferable other than by will or the laws of descent and distribution. Subject to the requirements under the Internal Revenue Code with respect to incentive stock options, each option shall be exercisable at such times and during such period as is determined by the Committee and set forth in the agreement evidencing the option, but in no event shall an option be exercisable after the expiration of ten years from the date of grant. Subject to such limitations, the committee has broad discretion to determine the circumstances under which each option shall become exercisable, remain exercisable and terminate, and the Committee may waive any condition, restriction or limitation on the exercisability or duration of any outstanding option. Upon a change of control (as defined in the 2000 Option Plan) all outstanding options, to the extent not vested, will automatically vest and become exercisable in full.

     The exercise price of all non-qualified stock options must be at least equal to 100% of the fair market value of a share of common stock on the date of grant. The exercise price of all incentive stock options must be at least equal to 100% of the fair market value of a share of common stock on the date of grant, or 110% of the fair market value with respect to any incentive stock option issued to a holder of 10% or more of the Company's shares. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased or by delivering common stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

     The 2000 Option Plan provides that each outside director (as defined therein) will automatically receive a grant of 2,500 non-qualified stock options each year on the fifth business day following the first public release of the Company's earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable on the first anniversary of the award and remain exercisable through the balance of its ten-year term. Subject to availability of shares allocated to the 2000 Option Plan and not already reserved for other outstanding stock options, outside directors who join the Board in the future will in addition receive an initial grant of non-qualified options for 75,000 shares, which will become exercisable one year from date of grant. Such options will be for a term of ten years. Options once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the director continues to serve as a director. The option exercise price of the options is equal to 100% of the fair market value of the covered shares of common stock at the time of grant. The options granted automatically to outside directors pursuant to the 2000 Option Plan are in lieu of, and not in addition to, any additional options (excluding currently outstanding options), which would otherwise have been granted automatically to outside directors pursuant to the Company's existing Stock Option Plans.

     The 2000 Option Plan will terminate on September 12, 2010. The Board of Directors may, however, terminate the 2000 Option Plan at any time prior to such date.

Federal Income Tax Consequences

     The following is a general description of the federal income tax consequences of options granted and exercised under the 2000 Option Plan based upon present tax law, which is subject to change. Each optionee should consult with his or her own tax advisor with respect to the specific tax treatment of his or her particular transactions under the Plan.

     Incentive Stock Options

     Incentive options issued to employees under the 2000 Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). These options may only be issued to employees.

     Grant and Exercise. The granting of an incentive stock option is a non-taxable event. The exercise of an incentive stock option is also a non-taxable event provided the option is exercised during the employment of the optionee or within three months after the optionee's employment has been terminated (one year in the case of death or disability); however, the "spread" between the fair market value of the optioned stock and the exercise price is an adjustment to alternative minimum taxable income and may be subject to the alternative minimum tax as discussed below.

     Disposition. The optionee will recognize gain or loss in the year in which the shares purchased under an incentive stock option are sold or otherwise made the subject of disposition. Generally, a disposition of the purchased shares will include any transfer of legal title, including a transfer by sale, exchange or gift, but it will not include (i) a transfer into joint ownership with right of survivorship if the optionee remains one of the joint owners, (ii) a pledge, or (iii) a transfer by bequest or inheritance.

     For federal income tax purposes, dispositions of incentive stock option shares are divided into two categories: (i) qualifying and (ii) disqualifying.
A qualifying disposition of the purchased shares will occur if the sale or other disposition is made after the optionee has held such shares for more than two years after the date the option is granted and more than one year after the date the particular shares involved in the disposition are transferred to the optionee. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize gain or loss in an amount equal to the amount realized upon the sale or disposition, less the exercise price paid for such shares. Any gain recognized upon such disposition will generally be subject to capital gain treatment. Upon a disqualifying disposition, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of such shares on the date of exercise over the exercise price paid for such shares. If the disqualifying disposition is effected by means of an arms-length sale or exchange to an unrelated party, the ordinary income will be limited to the amount by which the amount realized, or the fair market value at the date of exercise, whichever is less, exceeds the exercise price. The amount of ordinary income recognized is added to the basis of the stock for purposes of determining the additional gain, if any, on the disposition of the shares. If additional gain is recognized, it will be subject to capital gain treatment.

     Payments in Common Stock. Treasury regulations provide the following guidelines with respect to the delivery of shares of common stock in payment of the exercise price of an incentive stock option:

          (a) Delivered Shares-The use of shares of common stock acquired upon the exercise of an earlier-granted incentive stock option to exercise an outstanding incentive option will constitute a "disqualifying disposition" of the delivered shares if such shares have not been held long enough to satisfy the requisite two-year and one-year holding periods applicable to incentive options. Such a disposition will generally render the optionee subject to ordinary income taxation on the difference between (i) the fair market value of the delivered shares at the time of their original purchase and (ii) the purchase price paid for such shares. In all other cases, no taxable income will be recognized with respect to the delivered shares.

          (b) Purchased Shares-No Disqualifying Disposition. If an incentive stock option is exercised with (i) shares of common stock acquired under an incentive option and held for the requisite holding periods prior to delivery, (ii) shares of common stock acquired under a non-qualified option, or (iii) shares of common stock acquired through open-market purchases, then the optionee will not recognize any taxable income with respect to the shares of common stock purchased upon exercise of the incentive stock option. To the extent the purchased shares equal in number the shares of common stock delivered in payment of the option price, the new shares will have the same basis and holding period as the delivered shares. The balance of the purchased shares will have a zero basis for tax purposes, and their holding period will commence on the date these shares are transferred to the optionee. However, all the purchased shares will be subject to the "disqualifying disposition" rules applicable to incentive stock options, and the two-year and one-year holding periods will be measured, respectively, from the date the incentive stock option was granted and the date it was exercised.

          (c) Purchased Shares-Disqualified Disposition. If the delivery of shares acquired under an incentive stock option results in a disqualifying disposition pursuant to the principles of paragraph (a) above, then the tax basis and holding periods for the new shares transferred to the optionee upon exercise of the incentive stock option will be determined as follows:

               1. To the extent the number of new shares equals the number of delivered shares as to which there was a disqualifying disposition, the basis for such shares will be equal to the fair market value of the delivered shares at the time they were originally purchased and the holding period for these shares will, except for disqualifying disposition purposes, include the period for which the delivered shares were held; and

               2. To the extent the number of new shares exceeds the number of delivered shares, these shares will have a zero basis and a holding period measured from the date of exercise of the option.

     For disqualifying disposition purposes, all the shares received will be subject to the two-year and one-year holding period requirements for incentive stock option shares, measured, respectively, from the date the incentive option was granted and the date it was exercised.

     Special Rule. If the shares purchased under the incentive stock option are subject to a substantial risk of forfeiture, such as the insider trading restrictions of Section 16(b) of the Exchange Act, the amount of ordinary income recognized by the optionee upon a disqualifying disposition will be based upon the fair market value of such shares on the date such risk of forfeiture lapses rather than the date the option is exercised. In the absence of final Treasury regulations relating to incentive stock options, it is not certain whether such result can be avoided by making a conditional election pursuant to Section 83(b) of the Code at the time the incentive stock option is exercised.

     Alternative Minimum Tax. The exercise of an incentive stock option will result in an item of income for purposes of determining the alternative minimum tax. Liability for tax under the alternative minimum tax rules will arise only if the employee's tax liability determined under the alternative minimum tax rules exceeds the employee's tax liability determined under the ordinary income tax rules. Unless the optionee makes a disqualifying disposition or his rights are not fully transferable or subject to a substantial risk of forfeiture, the amount by which the value of the optioned stock at the time of exercise exceeds the option price will increase the optionee's alternative minimum taxable income in the year the option is exercised. If the optionee makes a disqualifying disposition in the year in which the option is exercised, the maximum amount that will be included in alternative minimum taxable income is the gain on the disposition of the stock. Income triggered by a disqualifying disposition in a year other than the year of exercise will not affect the optionee's alternative minimum taxable income.

     For purposes of determining an individual's alternative minimum taxable income (but not regular taxable income) for any subsequent year in which the shares are sold, the basis of such shares will be their fair market value at the time the incentive stock option was exercised. If an individual pays alternative minimum taxes for one or more taxable years after December 31, 1986, the amount of such taxes (subject to certain adjustments and reductions) will be applied as a partial credit against the individual's regular tax liability (but not alternative minimum tax liability) for subsequent taxable years.

     Employer Deduction.  If the optionee makes a disqualifying disposition and
(a) the Company timely reports the income to the Internal Revenue Service and the optionee on IRS Form or W-2 IRS Form 1099 or (b) the optionee actually reports the income on his original or amended federal individual income tax return or the Internal Revenue Service includes such amount on audit, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of exercise exceeded the option exercise price.

     Non-qualified Stock Options

     Options issued under the 2000 Option Plan, which are intended not to qualify as incentive stock options are referred to herein as "non-qualified stock options."

     The taxability of non-qualified stock options is governed by Section 83 of the Code. The recipients of non-qualified stock options will not be taxed upon the grant of such options, because such options, which will not be actively traded on an established market, have no readily ascertainable fair market value. The optionee will, in general, recognize ordinary income in the year in which the non-qualified stock option is exercised, equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee, if an employee, will be required to satisfy the income tax withholding requirements. If the shares purchased by an optionee are subject to the insider trading restrictions of Section 16(b) of the Exchange Act, taxation of the income may be deferred from the date of exercise to the date the optionee becomes free to sell the shares without liability under
Section 16(b). An optionee subject to Section 16(b) restrictions may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise the fair market value of the shares received on the date of exercise. The Section 83(b) election must be made within 30 days following the date the non-qualified stock option is exercised, and if made, the optionee will not recognize additional income at the time the shares may first be sold free of the Section 16(b) restrictions. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-qualified stock option, provided (a) the Company timely reports the income to the Internal Revenue Service and the optionee on IRS Form or W-2 IRS Form 1099 or (b) the optionee actually reports the income on his original or amended federal individual income tax return or the Internal Revenue Service includes such amount on audit. The deduction will, in general, be allowed for the same taxable year in which ordinary income is recognized by the optionee.

     If the option price under any non-qualified stock option is paid in the form of shares of common stock previously acquired either upon the exercise of stock options (incentive, if held for the requisite holding period, or non-qualified) or through open-market purchases, then the optionee will not recognize any taxable income to the extent that the shares of common stock received upon the exercise of the option equal the number of shares of common stock delivered in payment of the option price. For federal income tax purposes, these newly acquired shares will have the same basis and holding period as the delivered shares. The fair market value of additional shares of common stock received upon the exercise of the non-qualified stock option will, in general, have to be reported as ordinary income for the year of exercise. These additional shares will have a tax basis equal to such fair market value, and their holding period will, in general, be measured from their date of transfer to the optionee.

     Additional Matters

     Certain "disqualified individual" (i.e., officers, shareholders or highly compensated employees) may be subject to an excise tax on certain change of control compensation, including the vesting of options, and the Company may not be able to deduct such change of control compensation. The present value of the change of control compensation payments to a disqualified individual is added together. If the total amount of change of control compensation payments to a disqualified individual equals or exceeds three times the disqualified individual's "base amount" (the average annual taxable compensation of the disqualified individual for the five years preceding the in which the change of control occurs), the payments are considered "parachute payments," and the excess of the total amount of parachute payments over the greater of (a) the base amount or (b) "reasonable compensation" for services actually rendered prior to the change of control will be considered "excess parachute payments." Excess parachute payments are subject to a 20% nondeductible excise tax (payable by the disqualified individual) and are not deductible by the employer.

     The Company may not be allowed a deduction for federal income tax purposes for employee remuneration with respect to its Chief Executive Officer or any of its four other highest compensated officers for the taxable years to the extent that the amount of the remuneration for the taxable year with respect to such officer exceeds $1,000,000.

Vote Required

     The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Meeting is required to approve the 2000 Option Plan. The enclosed form of Proxy provides a means for shareholders to vote for the 2000 Option Plan, to vote against it or to abstain from voting with respect to it. Each Proxy received in time for the Meeting will be voted as specified therein. If a shareholder executes and returns a Proxy, but does not specify how the shares represented by such shareholder's Proxy are to be voted, such shares will be voted FOR the approval of the 2000 Option Plan. In determining whether this Item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will not be counted and will have no effect.

     The Board of Directors recommends that the Shareholders vote "FOR" approval of the 2000 Stock Option Plan.

                                    ITEM 3

      TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE ITS NAME
                    FROM DATA RACE, INC. TO IP AXESS, iNC.

     In April, 2000 the board of directors of the Company adopted a resolution setting forth an amendment to Article I of the Company's Articles of Incorporation, to change the Company's name to "IP AXESS, Inc." in order to better reflect the Company's current business and business strategy, a copy of such Amendment is set forth in Appendix B. Upon approval of the amendment by the shareholders the Company will file the Amendment with the Secretary of State of Texas, which will amend Article I of the Company's Articles of Incorporation to read as follows:

     "The name of the corporation shall be IP AXESS, Inc."

Stock certificates representing the Company's common stock issued prior to the effective date of the change in the corporate name to "IP AXESS, Inc." will continue to represent the same number of shares, remain authentic, and will not be required to be returned to the Company or its transfer agent for reissuance. New stock certificates issued upon transfer of shares of common stock after the name change will bear the name "IP AXESS, Inc." Delivery of existing stock certificates will continue to be accepted in a sale transaction made by a shareholder after the corporate name is changed.

     Approval of the name change amendment requires the affirmative vote of holders of at least two-thirds of the total outstanding shares of Common Stock. The enclosed form of Proxy provides a means for shareholders to vote for the name change amendment, to vote against it or to abstain from voting with respect to it. If a shareholder executes and returns a Proxy, but does not specify how the shares represented by such shareholder's Proxy are to be voted, such shares will be voted FOR the name change amendment. In determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against this Item. The vote of each shareholder is important. The failure to vote has the same effect as a negative vote.

     The Board recommends that the shareholders vote "FOR" the name change amendment.

                                     ITEM 4

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors has selected KPMG LLP as the independent accountants of the Company for fiscal 2001. KPMG LLP has served as the independent accountants of the Company since June 1989. A representative of KPMG LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote "FOR" ratification of the selection of KPMG LLP as the Company's independent accountants for fiscal 2001. The affirmative vote of a majority of the shares of common stock present and entitled to vote is required to ratify the selection of the Company's accountants. The enclosed form of Proxy provides a means for shareholders to vote for the ratification of selection of independent accountants, to vote against it or to abstain from voting with respect to it. If a shareholder executes and returns a Proxy, but does not specify how the shares represented by such shareholder's Proxy are to be voted, such shares will be voted FOR the ratification of selection of independent accountants. In determining whether this item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this Item. Broker non-votes will not be counted and will have no effect.

                                 OTHER MATTERS

     The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     The Company intends to conduct the next annual meeting for shareholders in November 2001. Proposals by shareholders intended to be presented at the annual meeting to be held in 2001 must be received by the Company by June 15, 2001 to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary of the Company at the address indicated in this Proxy Statement.

                     COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and also by a proxy solicitation firm engaged for such purpose. In the event a proxy solicitation firm is engaged, the Company will pay to such firm customary fees for the firm's services and will bear the firm's reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of stock held by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              JAMES G. SCOGIN, SECRETARY

                                                                      APPENDIX A

                                DATA RACE, INC.

                            2000 STOCK OPTION PLAN



     1.  PURPOSE.  The purpose of this Plan is to promote the interest of Data
         -------
Race, Inc. (the "Company") and its shareholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company.

     2.  ELIGIBILITY.  Options may be granted under the Plan to directors and
         -----------
employees of, and advisors and consultants to, the Company, or of any parent or subsidiary of the Company (if any) provided, however, in the case of consultants or advisors, that such grant be in consideration of bona fide services rendered by such consultant or advisor and such services not be in connection with the offer or sale of securities in a capital-raising transaction. The Committee (defined below) shall select from such eligible class the individuals to whom Options shall be granted from time to time.

     3.  ADMINISTRATION OF THE PLAN.  The Plan shall be administered by a
         --------------------------
committee (the "Committee") consisting of at least two outside "non-employee directors," as defined in Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A quorum of such Committee shall consist of a majority of the members of such Committee, or as may be otherwise provided in the Company's bylaws. The Committee shall hold meetings at such times and places and conduct its business at such meetings as it may determine, subject to any express provisions of the Company's bylaws. Acts of a majority of the Committee members attending at a meeting at which a quorum is present, or such acts as are reduced to or approved in writing by the majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall from time to time in its discretion determine which individuals shall be granted Options, the amount of shares covered by such Options (as defined below), and certain other specific terms and conditions of such Options subject to the terms and conditions contained herein, including outside director Options as set forth in Section 5(F). Notwithstanding anything in this Plan to the contrary, the full Board of Directors of the Company shall determine whether any member of the Committee shall be granted Nonqualified Stock Options (as defined below) under the Plan which are in addition to those automatically granted pursuant to Section 5(F), the terms and provisions of the respective agreements evidencing such options, the times at which such options shall be granted, and the number of shares of Common Stock subject to each such option and shall make all determinations under the Plan with respect to such options (which determinations of the Board of Directors shall be conclusive).

         The Committee shall have the sole authority and power, subject to the express provisions and conditions hereof, to construe this Plan and the Options granted hereunder, and to adopt, prescribe, amend, and rescind rules and regulations relating to this Plan, and to make all determinations necessary or advisable for administering this Plan. The Committee shall also have the authority and power to modify any provision of this Plan to render the Plan consistent with any amendments to Rule 16b-3 or Form S-8 of the Securities Act of 1933, as amended (the "Securities Act"), including amendments which permit the grant of Options on terms which are less restrictive than the terms set forth herein. The interpretation by the Committee of any provision of this Plan with respect to any incentive stock option granted hereunder shall be in accordance with section 422 of the

Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time (the "Internal Revenue Code"), in order that the incentive stock options granted hereunder ("Incentive Stock Options") shall constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code. Options granted under the Plan which are not intended to be Incentive Stock Options are referred to herein as "Nonqualified Stock Options." The term "Options" as used herein shall refer to Incentive Stock Options and Nonqualified Stock Options, either collectively or without distinction. The interpretation and construction by the Committee, if any, of any provisions of the Plan or of any Option granted hereunder shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

     4.  SHARES SUBJECT TO THE PLAN.  Subject to the provisions of Section 6,
         --------------------------
the number of shares subject to Options granted hereunder shall not exceed 1,250,000 shares of the Company's authorized but unissued or reacquired Common Stock (the "Common Stock"). Such number of shares shall be subject to adjustment as provided in Section 7 below. Shares that by reason of the expiration, termination, cancellation or surrender of an Option are no longer subject to purchase pursuant to an Option granted under the Plan (other than by reason of exercise of such Option) may be reoptioned hereunder. The maximum number of shares of Common Stock for which Options granted hereunder to an eligible person shall not exceed 75% of the total number of shares authorized for issuance hereunder.

     5.  TERMS AND CONDITIONS.
         --------------------

         (A) Option Price. Each Option shall state the number of shares that may be purchased thereunder, shall expressly designate such Option as an Incentive Stock Option or a Nonqualified Stock Option, and shall state the option price per share (the "Option Price") which shall be paid in the manner specified in this Section 5(A) in order to exercise such Option. The Option Price shall not be less than 100% of the fair market value of the shares on the date the Option is granted with respect to any Incentive Stock Option granted hereunder, and not less than 100% of the fair market value of the shares on the date the Option is granted with respect to any Nonqualified Stock Option.

              For purposes of the Plan, the fair market value per share of the Common Stock on any date shall be deemed to be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, if the Common Stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, as reported by said exchange. If the Common Stock is not then so listed on a national securities exchange, the fair market value per share of the Common Stock on any date shall be deemed to be the closing price (the last reported sale price regular way) in the over-the-counter market as reported by the Nasdaq National Market, if the Common Stock closing price is then reported on the Nasdaq National Market, or, if the Common Stock closing price of the Common Stock is not then reported by the Nasdaq National Market, shall be deemed to be the mean of the highest closing bid and lowest closing asked price of the Common Stock in the over-the-counter market as reported on the Nasdaq Stock Market or, if the Common Stock is not then quoted by Nasdaq Stock Market, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no member of the National Association of Securities Dealers, Inc. furnishes quotes with respect to the Common Stock of the Company, such fair market value shall be determined by resolution of the Committee. Notwithstanding the foregoing provisions of this
Section 5(A), if the Committee shall at any time determine that it is impracticable to apply the foregoing methods of determining fair market value, the Committee is empowered to adopt other reasonable methods for such purpose. The Committee may, if it deems it appropriate, engage the services of an independent qualified expert or experts to appraise the value of the Common Stock.

              Options under the Plan may be exercised by payment of the Option Price in cash or, if the Common Stock is then registered under the Exchange Act and there is an established market exists for the Common Stock, by delivery of the equivalent fair market value of Common Stock or by a "cashless exercise" procedure in which an Optionee is permitted to exercise an Option by arranging with the Company and his or her broker to deliver the appropriate Option Price from the concurrent market sale of the acquired shares, or a combination of the foregoing (subject to the discretion of the Committee). An employee's withholding tax due upon exercise of a Nonqualified Stock Option may be satisfied either by a cash payment or the retention from the exercise of a number of shares of Common Stock with a fair market value equal to the required withholding tax, as the Committee may permit.

              In addition, with respect to the exercise of any Nonqualified Stock Option, the Committee (or an authorized representative) shall advise the Optionee, upon receipt of notice of intent to exercise such Option, of the income tax withholding consequences to such Optionee of such exercise, the amount of the appropriate withholding tax and any other payments due by reason thereof. Such Optionee must satisfy all of the preceding payment requirements in order to receive stock upon exercise of such Option.

          (B) Option Period.  Any Options granted pursuant to this Plan must be
              -------------
granted within ten years from the date the Plan was adopted by the Board of Directors of the Company (September 12, 2000).

              Each Option shall state the date upon which it is granted. Subject to the requirements under the Internal Revenue Code with respect to Incentive Stock Options, each Option shall be exercisable at such times and during such period as is determined by the Committee and set forth in the agreement evidencing the Option, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant. Subject to such limitations, the Committee shall have broad discretion to determine the circumstances under which each Option shall become exercisable, remain exercisable and terminate, and the Committee may waive any condition, restriction or limitation on the exercisability or duration of any outstanding Option.

          (C) Assignability.  An Option granted pursuant to this Plan shall be
              -------------
exercisable during the Optionee's lifetime only by the Optionee and shall not be assignable or transferable by the Optionee (except with the Committee's prior written approval, and only in any such additional circumstances as shall not affect the Plan's qualification with the requirements of the incentive stock option provisions of the Internal Revenue Code, the requirements of Rule 16b-3 under the Exchange Act, or the plan eligibility requirements for the use of Form S-8 of the Securities Act), and shall not be subject to levy, attachment or similar process. Upon any other attempt to transfer, assign, pledge or otherwise dispose of Options granted under this Plan, such Options shall immediately terminate and become null and void.

          (D) Limit on 10% Shareholders.  No Incentive Stock Option may be
              -------------------------
granted under this Plan to any individual who would, immediately after the grant of such Incentive Stock Option directly or indirectly own more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation unless (i) such Incentive Stock

Option is granted at an Option Price not less than 110% of the fair market value of the shares on the date the Incentive Stock Option is granted, and (ii) such Incentive Stock Option expires on a date not later than five years from the date the Incentive Stock Option is granted.

          (E) Limits on Options.  Except as provided herein, an individual may
              -----------------
be granted one or more Options, provided that the aggregate fair market value (determined as of the time the Option is granted) of Common Stock for which an individual may be granted Incentive Stock Options that are first exercisable in any calendar year (under all stock option plans of the Company and any parent or subsidiary corporations, if any) may not exceed $100,000.

          (F) Outside Directors Options.  Each outside director of the Company
              -------------------------
(that is, each director who is not also an employee of the Company) shall be automatically granted Nonqualified Options for 2,500 shares on an annual basis on the fifth business day following the first public announcement, filing or release of the Company's net income for the Company's preceding fiscal year. Such annually awarded Options shall become exercisable in whole or in part from time to time upon the first anniversary following the date of grant. In addition to such automatic annual awards, each new outside director elected or appointed to the Company's Board of Directors on or after the date of approval of the Plan by the shareholders of the Company shall receive upon such election or appointment an automatic award of Nonqualified Options for 75,000 shares of Common Stock, which shall become exercisable one year after the date of grant. All of the foregoing Options, once granted and to the extent they have become exercisable, shall remain exercisable throughout their term, regardless of whether the holder continues to serve as a director, and such term shall expire on the tenth anniversary following the date of grant. To the extent any such Option is not yet exercisable upon termination of service, such Option shall be terminated. The Option Price for all such automatic awards shall be equal to 100% of the fair market value of the covered shares of Common Stock at the time of grant. The options granted to outside directors pursuant to this Section 5(F) shall be in lieu of, and not in addition to, any additional options (excluding currently outstanding options) which would otherwise have been granted to outside directors pursuant to the Company's existing Stock Option Plans. Accordingly, upon approval of this Plan by the shareholders of the Company, Section 5(f) of the 1999 Stock Option Plan (which provides for automatic grants to outside directors) shall be deemed eliminated from the terms of such Stock Option Plan. The provisions of this Plan regarding formula awards to outside directors shall not be amended more than once every six months thereafter, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

          (G) Rights as Shareholder.  An Optionee, or a transferee by will or
              ---------------------
inheritance of an Option, shall have no rights with respect to any shares covered by an Option until the date of the issuance of a stock certificate for such shares and the recording of such issuance upon the Company's stock ledger by its duly appointed, regular transfer agent. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Section 6 hereof.

          (H) Additional Provisions.  The Options authorized under this Plan
              ---------------------
shall contain such other provisions as the Board or Committee shall deem advisable, including, without limitation, further restrictions upon the exercise of the Option. Any Incentive Stock Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that the Option shall be an "incentive stock option" as defined in section 422 of the Internal Revenue Code.

          (I) Compliance With Securities Laws.  At the time of exercise of any
              -------------------------------
Option, the Company may require the Optionee to execute any documents or take any action which may then be necessary to comply with the Securities Act and the rules and regulations adopted thereunder, or any other applicable federal or state laws regulating the sale and issuance of securities, and the Company may, if it deems necessary, include provisions in the Options to assure such compliance. The Company may from time to time change its requirements with respect to enforcing compliance with federal and state securities laws, including the request for, or insistence upon, letters of investment intent, such requirements to be determined by the Company in its judgment as necessary to assure compliance with said securities laws. Such changes may be made with respect to any particular Option or to any stock issued upon exercise thereof.

          (J) Change of Control.  In the event of a proposed Change of Control
              -----------------
(as defined herein), the Company shall, to the extent practicable, give all Option holders notice thereof at least 20 days prior to the effective date of the Change of Control, and all Options granted hereunder shall become exercisable immediately prior to the effective date of the Change of Control (or if the Change of Control occurs without advance notice to the Company, immediately upon the effective date of the Change of Control) as to the full number of shares not previously purchased under such Options, without regard to stated periods and installments of exercisability, and such Options shall remain exercisable until their expiration or termination. If a Change of Control for which notice is given as provided herein does not occur, the Options granted hereunder shall continue (without becoming immediately exercisable) in accordance with their stated terms, and such proposed Change of Control shall have no effect. A "Change of Control," for purposes of this Plan, shall mean:
(i) the acquisition by a single entity or group of affiliated entities of more than 50% of the Common Stock issued and outstanding immediately prior to such acquisition; (ii) the dissolution or liquidation of the Company; or (iii) the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation.

     6.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.  In the event of any change
         ------------------------------------------
in the number of issued and outstanding shares of Common Stock which results from a stock split, reverse stock split, the payment of a stock dividend or any other change in the capital structure of the Company, such as a merger, consolidation, reorganization or recapitalization, the Committee shall appropriately adjust (a) the maximum number of shares which may be issued under this Plan, (b) the number of shares subject to each outstanding Option, and (c) the Option Price per share thereof, so that upon exercise of the Option the Optionee shall receive the same number of shares the Optionee would have received had the Optionee been the holder of all shares subject to such outstanding Options immediately before the effective date of such change in the number of issued shares of the Common Stock of the Company. Any such adjustment shall not result in or entitle the Optionee to the issuance of fractional shares. Instead, appropriate adjustments to any such Option and, in the aggregate, all other options of the Company of the same class (that is, Incentive Stock Options or Nonqualified Stock Options) held by each Optionee shall be made so that such Option and other options of the same class, if any, held by any such Optionee cover the greatest whole number of shares of the Common Stock which does not exceed the number of shares which would be covered applying such adjustments in the absence of any restriction on the issuance of fractional shares. Any excess fractional share shall be redeemed in cash at the then-current fair market value of the Common Stock (determined as provided in Section 5(A) hereof) multiplied by the appropriate fraction of a share. Notwithstanding the provisions of this Section or Section 5(J) hereof, the Committee shall have the authority to grant individual Optionees additional adjustment rights and/or rights in the event of a change of control, or to further limit such adjustment rights and/or rights in the event of a change of control, which rights, to the extent granted or restricted, shall be evidenced in such Optionee's option agreement.

     7.  TERMINATION OR AMENDMENT OF THE PLAN.  The Board of Directors may at
         ------------------------------------
any time suspend, amend, or terminate this Plan. No amendment may be adopted without shareholder approval that will: (a) increase the number of shares of Common Stock which may be issued under this Plan; (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) effect any other change requiring shareholder approval under the Internal Revenue Code. No amendment or termination of the Plan shall, without the consent of the Optionee, materially decrease any rights or benefits under any Option previously granted under this Plan.

                                                                      APPENDIX B


                             ARTICLES OF AMENDMENT

                                     TO THE

                          ARTICLES OF INCORPORATION OF

                                DATA RACE, INC.


  Pursuant to the provisions of Article 4.04 of the Texas Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

  The name of the corporation is DATA RACE, Inc.

                                  ARTICLE TWO

  The following amendments and additions were adopted by the shareholders of the corporation to read as follows:

                                  ARTICLE ONE

  The name of the corporation is IP AXESS, Inc.

                                 ARTICLE THREE

  Each statement made by these Amended Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporations Act. These Articles of Amendment to the Articles of Incorporation were adopted by the Shareholders of the corporation on November 9, 2000.

                                 ARTICLE FOUR

  The number of shares of the Company outstanding at the time of the adoption was 26,267,898 and the number of shares entitled to vote on the amendment was 26,267,898.

                                  ARTICLE FIVE

     The holders of _____ shares outstanding entitled to vote on the amendment voted for its approval.

                              DATA RACE, Inc.


                              By:    /s/ Michael A. McDonnell
                                   --------------------------

                              Name:  Michael A. McDonnell

                              Title: Chief Executive Officer

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 9, 2000


        The undersigned hereby appoints Michael A. McDonnell and James G. Scogin, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the annual meeting and at any adjournment thereof, all shares of Common Stock of DATA RACE, Inc. held of record by the undersigned on the record date, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this proxy ballot. If no directions are given and the signed proxy ballot is returned, the proxies will vote FOR Items 1 through 4, and, at their discretion, on any other matter that may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING ITEMS, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

1.   Election of directors.

     [ ] FOR all nominees listed below  [ ] WITHHOLD all nominees listed below

     [ ] [ ] Place an "X" in this box to withhold authority to vote for any nominee, and write the name of such nominee(s) on the line below.

                     ____________________________________

                                   NOMINEES

   Michael A. McDonnell        Jeffrey P. Blanchard          Tom Bishop
   George R. Grumbles             Matthew A. Kenny           Byron Smith


2.   Approval of the DATA RACE, Inc. 2000 Stock Option Plan.

           FOR:   [  ]       AGAINST:  [  ]       ABSTAIN:  [  ]


3. To Amend the Company's Articles of Incorporation to change its name from DATA RACE, Inc. to IP AXESS, Inc.

           FOR:   [  ]       AGAINST:  [  ]       ABSTAIN:  [  ]


4.   Ratification of selection of independent accountants.

           FOR:   [  ]       AGAINST:  [  ]       ABSTAIN:  [  ]

The undersigned acknowledges receipt of the formal notice of such meeting and the accompanying Proxy Statement.

Please sign exactly as name appears on the certificate. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. When signing as attorney, executor, administrator, trustee, guardian, officer or partner, please give full title as such.


                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.


                                --------------------------------------------

                                --------------------------------------------

                                --------------------------------------------
                                SIGNATURE(S)

                                DATE:
                                      --------------------------------------